Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated December 27, 2021.

We also consent to the use of our report dated December 27, 2021 with respect to the financial statements and financial highlights of Panagram Capital, LLC as of September 30, 2021 and for the period from September 7, 2021 (commencement of operations) through September 30, 2021, included in this Registration Statement (Form N-2), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 27, 2021